EXHIBIT 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related prospectus of WorldCom, Inc. (f/k/a LDDS Communications, Inc.) for the registration of 2,088,921 shares of its common stock and to the incorporation by reference therein of our reports dated July 29, 1994 and February 2, 1995, with respect to the combined financial statements of WilTel Network Services for the three years ended December 31, 1994 included in the Current Report on form 8-K of LDDS Communications, Inc. dated August 22, 1994 and the Current Report on Form 8-K/A of LDDS Communications, Inc. dated August 22, 1994, filed with the Securities and Exchange Commission.

                                    /s/ ERNST & YOUNG LLP

Tulsa, Oklahoma
November 4, 1996